EXHIBIT 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

NU Reports Year-End 2012 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 19, 2013)  Northeast Utilities (NYSE: NU) today reported full-year 2012 earnings of $525.9 million, or $1.89 per share, compared with earnings of $394.7 million in 2011.  Excluding costs related to the April 2012 merger of NU and NSTAR and related settlement costs, NU earned $633.5 million in 2012, or $2.28 per share1.  Excluding merger-related costs and a storm fund reserve, NU earned $423.9 million in 2011.  NSTAR’s earnings are included in NU’s results of operations, effective as of April 2012.

In the fourth quarter of 2012, NU earned $174.7 million, or $0.55 per share, compared with earnings of $113.3 million in the fourth quarter of 2011.  Results in the fourth quarter of 2012 include after-tax merger-related costs of $2.1 million, or $0.01 per share.  Results in the fourth quarter of 2011 include $19.1 million of after-tax merger-related costs and a storm fund reserve.

Thomas J. May, NU president and chief executive officer, said, “These full-year financial results are consistent with our previously announced 2012 recurring earnings guidance of between $2.25 and $2.30 per share1  and cap a very successful year for our newly merged company.”

May said NU’s efforts to build a premier New-England-based, highly customer-focused organization are well under way.  “We continue to identify and implement the best practices of our legacy companies,” May said.  “Our 9,000 employees come to work each day, with a singular focus on delivering superior service to our 3.5 million electric and natural gas customers, which will allow us to continue to provide attractive returns and dividend growth for our shareholders.”

2013 Earnings Guidance Affirmed

Also today, NU affirmed its 2013 earnings guidance of between $2.40 per share and $2.60 per share, as well as its longer term earnings per share growth rate of 6 percent to 9 percent, using the $2.28 per share earned in 2012 as the base year.

Electric Transmission

NU’s transmission segment earned $249.7 million for the full year of 2012 and $68.6 million in the fourth quarter of 2012, compared with earnings of $199.6 million for the full year of 2011 and $71.2 million in the fourth quarter of 2011.  The earnings improvement for the full year primarily represents continued investment in NU’s transmission system, including the $718 million Greater Springfield Reliability Project (GSRP), as well as the addition of NSTAR Electric Company transmission results as of April 2012.  Lower fourth quarter results primarily reflect a higher effective tax rate in 2012 than in 2011.

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Electric Distribution and Generation

NU’s electric distribution and generation segment earned $343.4 million for the full year of 2012, excluding merger and related settlement costs, compared with $207 million for the full year of 2011, excluding a $17.9 million after-tax storm fund reserve at The Connecticut Light and Power Company (CL&P).  In the fourth quarter of 2012, the electric distribution and generation segment earned $80.3 million, compared with earnings of $54.2 million in the fourth quarter of 2011.  Fourth quarter 2011 results exclude the aforementioned CL&P storm reserve.

The distribution and generation segment results benefited in the fourth quarter and full-year 2012 from the addition of NSTAR Electric distribution results, effective in April 2012.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

CL&P earned $242.6 million for the full year of 2012, excluding $38.4 million of after-tax merger and related settlement costs, and $72.5 million in the fourth quarter of 2012.  It earned $262.5 million for the full year of 2011 and $83.1 million in the fourth quarter of 2011, excluding the $17.9 million storm fund reserve.  Lower results reflect a higher effective tax rate and higher pension, tree trimming and system maintenance costs, partially offset by a higher transmission rate base.

NSTAR Electric earned $195.7 million for the last three quarters of 2012 and $33.7 million in the fourth quarter of 2012.  Results for the last three quarters of 2012 exclude $10.9 million of after-tax merger and related settlement costs.

Public Service Company of New Hampshire earned $96.9 million for the full year of 2012 and $27.2 million in the fourth quarter of 2012, compared with $100.3 million for the full year of 2011 and $25.5 million in the fourth quarter of 2011.  Lower full-year 2012 results were due primarily to higher depreciation, property tax and income tax expense, while higher fourth quarter 2012 results were due in part to higher transmission investment levels and a change in distribution rates effective in the second half of 2012.

Western Massachusetts Electric Company (WMECO) earned $56.3 million for the full year of 2012 and $15.1 million in the fourth quarter of 2012, compared with earnings of $43.1 million for the full year of 2012 and $16.5 million in the fourth quarter of 2011.  Full-year 2012 results exclude $1.8 million of after-tax merger and related settlement costs.  WMECO’s 2012 results improved largely as a result of higher transmission earnings, which were primarily related to GSRP.  The project is being built primarily in the WMECO service territory and was approximately 93 percent complete as of the end of 2012.

Natural Gas Distribution

NU’s natural gas distribution segment, which now includes both Yankee Gas Services Company and NSTAR Gas Company, earned $32.9 million for the full year of 2012 and $22.5 million in the fourth quarter of 2012.  In 2011, Yankee Gas earned $31.7 million for the full year and $11 million in the fourth quarter.  NSTAR Gas results are reflected from the date of the merger.  Improved fourth quarter results reflect the addition of NSTAR Gas, as well as colder weather in the fourth quarter of 2012, compared with the fourth quarter of 2011.

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NU parent and other companies

Excluding $54.4 million of after-tax merger and related settlement costs, NU parent and other companies earned $7.5 million for the full year of 2012, compared with net expenses of $14.4 million for the full year of 2011, excluding $11.3 million of merger-related costs.  In the fourth quarter of 2012, NU parent and other companies earned $5.4 million, excluding $2 million of after-tax merger-related costs.  In the fourth quarter of 2011, NU parent and other companies recorded net expenses of $4 million, excluding $1.2 million of after-tax merger-related costs.  The improvements were driven by a number of factors, including the addition of earnings from NSTAR Communications, Inc. from the date of the merger, as well as lower interest expense.

The following table reconciles earnings per share for the fourth-quarter and year ended December 31, 2012 and 2011.

		Fourth Quarter	Full Year
2011	Reported EPS	$0.64	$2.22
	2011 merger-related charges	$0.00	$0.06
	2011 CL&P storm fund	$0.10	$0.10
	2011 EPS before merger and storm charges	$0.74	$2.38
	Higher outstanding common shares	($0.33)	($0.87)
	Higher/(lower) NU legacy transmission earnings in 2012	($0.10)	$0.03
	Higher/(lower) NU legacy electric sales in 2012	$0.00	($0.03)
	Higher/(lower) NU legacy firm natural gas sales in 2012	$0.02	($0.01)
	Higher legacy NU O&M, depreciation and property taxes	($0.06)	($0.15)
	NSTAR earnings in 2012; higher NU Parent and Other in 2012	$0.29	$0.93
	2012 EPS before merger-related settlements and other merger-related charges	$0.56	$2.28
	2012 merger and related settlement charges	($0.01)	($0.39)
2012	Reported EPS	$0.55	$1.89

Financial results for the fourth quarter and full-year period ended December 31, 2012 and 2011 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2012	December 31, 2011	Increase/ (Decrease)	2012 EPS[1]
Electric Distribution/Generation	$80.3	$54.2	$26.1	$0.25
Natural Gas Distribution	$22.5	$11.0	$11.5	$0.07
Electric Transmission	$68.6	$71.2	($2.6)	$0.22
NU Parent and Other Companies, ex. merger expenses	$5.4	($4.0)	$9.4	$0.02
Earnings, ex. merger impacts	$176.8	$132.4	$44.4	$0.56
Merger impacts	($2.1)	($1.2)	($0.9)	($0.01)
CL&P storm fund	---	($17.9)	$17.9	---
Reported Earnings	$174.7	$113.3	$61.4	$0.55

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12 months ended:

(in millions, except EPS)	December 31, 2012	December 31, 2011	Increase/ (Decrease)	2012 EPS[1]
Electric Distribution/Generation, ex. rate credits and storm costs write-down	$343.4	$207.0	$136.4	$1.23
Natural Gas Distribution, ex. rate Credits	$32.9	$31.7	$1.2	$0.12
Electric Transmission	$249.7	$199.6	$50.1	$0.90
NU Parent and Other Companies, ex. merger costs	$7.5	($14.4)	$21.9	$0.03
Earnings, ex. merger impacts	$633.5	$423.9	$209.6	$2.28
Merger impacts	($107.6)	($11.3)	($96.3)	($0.39)
CL&P storm fund	---	($17.9)	$17.9	---
Reported Earnings	$525.9	$394.7	$131.2	$1.89

Retail sales data:

	December 31, 2012	December 31, 2011	% Change Actual	% Change Weather Norm.
Electric distribution
Gwh for three months ended*	13,111	12,958	1.2%	0.0%
Gwh for 12 months ended*	54,808	55,314	(0.9%)	(0.2%)

Natural Gas Distribution
Firm volumes in mmcf for three months ended**	27,492	24,955	10.2%	2.4%
Firm volumes in mmcf for 12 months ended**	87,527	92,363	(5.2%)	2.7%

*

Pre-merger sales data for NSTAR Electric are included for illustrative purposes.

**

Pre-merger sales data for NSTAR Gas are included for illustrative purposes.

NU has approximately 314 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 3.5 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

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Note: NU will webcast a conference call with senior management on February 20, 2013, beginning at 9 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, fourth quarter and full year 2012 earnings and EPS excluding certain charges related to the April 10,

2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our fourth quarter and full year 2012 and 2011 results without including the impact of the non-recurring merger and related settlement costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s and NSTAR’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.